Exhibit 99.1

Iridex Reports Second Quarter 2024 Financial Results

MOUNTAIN VIEW, Calif., August 8, 2024 -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the second quarter ended June 29, 2024, and provided a business update.

Second Quarter 2024 Financial and Recent Highlights

•
Generated total revenue of $12.6 million, representing sequential growth of 7% from the first quarter of 2024
•
Cyclo G6® product family revenue was $3.3 million, representing sequential growth of 13% from the first quarter of 2024
o
Sold 15,100 Cyclo G6 probes, compared to 13,300 in the first quarter of 2024 and 15,500 in the prior year period
o
Sold 28 Cyclo G6 Glaucoma Laser Systems, compared to 22 in the first quarter of 2024 and 41 in the prior year period
•
Retina product revenue was $7.3 million, representing sequential growth of 8% from the first quarter of 2024 and growth of 6% from the prior year period
•
Cash and cash equivalents as of June 29, 2024 was approximately $4.1 million, a reduction of $1.3 million in the quarter
•
Strengthened balance sheet with net proceeds of $3.4 million through convertible note offering funded August 7, 2024

“Our second quarter results demonstrate stabilization of the business. We drove solid year-over-year growth in our Retina business while growing glaucoma probe units 14% over the first quarter. We have observed a firmer capital environment as we closed on more extended-cycle equipment sales but generally cycles remain elongated. In glaucoma, stabilized procedure reimbursement in the U.S. supported sequential improvements in glaucoma probe shipments as expected,” said David Bruce, CEO of Iridex.

“I want to reiterate we are prioritizing pursuit of our strategic review process and seek to reach a transaction this fiscal year. The recent convertible note funding provides discounted prepayment options that can be utilized in the event of transaction completion, and when combined with further prudent expense reductions, maintains solid liquidity runway to continue growth recovery and reach completion of our strategic process. .”

Second Quarter 2024 Financial Results

Revenue for the three months ended June 29, 2024 was $12.6 million, representing sequential growth of 7% from the first quarter of 2024, and generally flat compared to $12.9 million in the same period of the prior year. Retina product revenue increased to $7.3 million, representing growth of 8% compared to the first quarter of 2024 and growth of 6% compared to the prior year period, primarily driven by higher Pascal system sales and conversions from longer purchasing cycles experienced in the first quarter of 2024. Total product revenue from the Cyclo G6® Glaucoma product group was $3.3 million, an increase of $0.4 million compared to the first quarter of 2024, primarily driven by 12% growth in probe sales, and a decrease of $0.3 million compared to the second quarter of 2023, due to softness in system sales impacted by the ongoing capital purchasing constraints. Other revenue decreased $0.3 million to $2.0 million in the second quarter of 2024 compared to the prior year period, primarily driven by reduction of royalty revenue from expired patent licensing.

Gross profit for the second quarter of 2024 was $5.1 million or a 40.7% gross margin, a decrease compared to $5.4 million, or a 41.7% gross margin, in the same period of the prior year driven by shifts in product mix.

Operating expenses of $7.8 million in the second quarter of 2024, decreased $0.5 million compared to $8.3 million in the same period of the prior year due to cost reduction initiatives, despite higher general and administrative expenses related to the company’s strategic process not seen in the prior year period.

Net loss for the second quarter of 2024 was $2.7 million, or $0.16 per share, compared to a net loss of $2.8 million, or $0.17 per share, in the same period of the prior year.

Cash and cash equivalents totaled $4.1 million as of June 29, 2024, not including $3.4 million in net proceeds from the convertible note offering funded August 7, 2024. Cash use in the second quarter of 2024 was $1.3 million.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (646) 307-1963 for domestic callers or (800) 715-9871 for international callers, using conference ID: 9156340. A live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Total revenues	$12,631	$12,855	$24,392	$26,561
Cost of revenues	7,496	7,492	14,799	15,260
Gross profit	5,135	5,363	9,593	11,301
Operating expenses:
Research and development	1,501	1,845	3,037	3,594
Sales and marketing	3,487	4,264	7,233	8,547
General and administrative	2,785	2,148	5,253	4,398
Total operating expenses	7,773	8,257	15,523	16,539
Loss from operations	(2,638)	(2,894)	(5,930)	(5,238)
Other income (expense), net	(22)	138	(156)	404
Loss from operations before provision for income taxes	(2,660)	(2,756)	(6,086)	(4,834)
Provision for income taxes	19	10	57	22
Net loss	$(2,679)	$(2,766)	$(6,143)	$(4,856)
Net loss per share:
Basic	$(0.16)	$(0.17)	$(0.38)	$(0.30)
Diluted	$(0.16)	$(0.17)	$(0.38)	$(0.30)
Weighted average shares used in computing net loss per common share:
Basic	16,287	16,036	16,270	16,018
Diluted	16,287	16,036	16,270	16,018

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 29, 2024	December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,111	$7,034
Accounts receivable, net	8,042	9,654
Inventories	11,124	9,906
Prepaid expenses and other current assets	1,730	856
Total current assets	25,007	27,450
Property and equipment, net	209	351
Intangible assets, net	1,475	1,642
Goodwill	965	965
Operating lease right-of-use assets, net	2,172	2,632
Other long-term assets	1,421	1,396
Total assets	$31,249	$34,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,386	$4,727
Accrued compensation	2,139	1,619
Accrued expenses	868	1,996
Other current liabilities	1,467	1,233
Deferred revenue, current	2,290	2,404
Operating lease liabilities, current	995	995
Total current liabilities	16,145	12,974
Long-term liabilities:
Deferred revenue	9,261	10,025
Operating lease liabilities	1,294	1,751
Other long-term liabilities	303	164
Total liabilities	27,003	24,914
Stockholders’ equity:
Common stock	172	172
Additional paid-in capital	89,257	88,444
Accumulated other comprehensive income (loss)	2	(52)
Accumulated deficit	(85,185)	(79,042)
Total stockholders’ equity	4,246	9,522
Total liabilities and stockholders’ equity	$31,249	$34,436